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                                                                   EXHIBIT 9.(a)

                               SERVICES AGREEMENT

        SERVICES AGREEMENT (the "Agreement") made as of this 25th day of April, 1985, by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK ("MONY"), a mutual life insurance company organized and existing under the laws of the State of New York, and MONY LIFE INSURANCE COMPANY OF AMERICA ("Adviser"), a corporation organized and existing under the laws of the State of Arizona.

                                   WITNESSETH:

        WHEREAS, Adviser is a wholly-owned subsidiary of MONY and is registered as an investment adviser under the Investment Advisers Act of 1940;

        WHEREAS, Adviser will contemporaneously with this Agreement enter into an investment Advisory Agreement with MONY SERIES FUND, INC. (the "Fund"), registered as an open-end management investment company under the investment Company Act of 1940, as amended (the "1940 Act");

        WHEREAS, MONY has an interest in assuring that the activities and operations of Adviser are successful;

        WHEREAS, MONY employs personnel having substantial experience in managing investment portfolios and in providing related administrative functions, and has available the facilities and equipment necessary for operating an investment advisor and research business; and

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        WHEREAS, Adviser desires to utilize the personnel, facilities and equipment of MONY in carrying on its business;

        NOW, THEREFORE, for and in consideration of the premises and the mutual promises set forth in this Agreement, the parties agree as follows:

        1. MONY shall on a fair and equitable basis make available to Adviser at its request such personnel, services, facilities, supplies and equipment (hereinafter collectively referred to as "Services") as shall reasonably be necessary or desirable to the conduct of Adviser's business, including, but not limited to:

        (a) the services of certain officers and employees of MONY to better enable Adviser to carry on its investment management and administrative functions;

        (b)     office space;

        (c)     supplies and stationery;

        (d)     equipment;

        (e)     telephone, wire services and similar services;

        (f)     heat, light, power, water and other utilities; and

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        (g) all similar miscellaneous office expenses and services.

        2. MONY shall be compensated for such Services as agreed to in writing by the parties to this Agreement.

        3. Any such compensation under paragraph 2 shall be reviewed from time to time by the parties to this Agreement, and the books, accounts and records of each party to this Agreement shall be so maintained as to clearly and accurately disclose the nature and details of each transaction between the parties.

        4. MONY hereby authorizes the Adviser to grant the Fund permission to use the word "MONY" in the Fund's corporate name and to grant a royalty-free, non-exclusive license to the Fund to use such other service marks as have been or may in the future be adopted by MONY, for the term and subject to the conditions provided in Article VI of the Investment Advisory Agreement between Adviser and the Fund executed contemporaneously herewith. MONY shall have the right to require the Adviser to terminate such permission and license, on sixty
(60) days' prior notice, pursuant to the right to terminate reserved by Adviser in said Article VI.

        5. This Agreement will continue in effect with respect to each of the Fund's portfolios, whenever created, as to which Adviser acts as investment adviser (the "Portfolios") until the date of the next meeting of shareholders of the Fund following creation of the Portfolio, unless sooner terminated as provided herein. Thereafter, if this Agreement is approved by a majority vote of the outstanding shares (as defined in the 1940 Act) of the capital stock of a Portfolio entitled to vote at such

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meeting, this Agreement shall continue in effect with respect to such Portfolio from year to year so long as this Agreement is approved at least annually (i) by a majority of the non-interested directors (as defined in the 1940 Act) of the Fund's Board of Directors and (ii) by a majority of the entire Board of Directors or a majority of the outstanding shares of the capital stock of such Portfolio. The required shareholder approval of this Agreement shall be effective, with respect to any Portfolio of the Fund, if a majority of the outstanding shares of capital stock of such Portfolio are voted to approve this Agreement, notwithstanding that this Agreement may not yet have been approved by a majority of the outstanding shares of the capital stock of the Fund.

        6. If, with respect to any Portfolio of the Fund, a majority of the outstanding shares of common stock of such Portfolio fail to vote to approve this Agreement, this Agreement shall automatically terminate with respect to such Portfolio.

        7. This Agreement may be terminated without payment of penalty by either party hereto on at least 60 days' written notice.

        8. This, Agreement shall automatically terminate upon its assignment by either party.

        9. This Agreement shall automatically terminate with respect to any Portfolio of the Fund at such time as the Investment Advisory Agreement between Adviser and the Fund shall terminate with respect to such Portfolio.

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        10. If this Agreement is terminated (except by reason of assignment), in whole or with respect to any Portfolio, and the Board of Directors of the Fund, including a majority of the non-interested directors (as defined in the 1940
Act), so requests, MONY will continue to provide Services to Adviser as provided in this Agreement for up to 120 days with respect to any Portfolio of the Fund (as requested) pending the required approval of this Agreement, approval of a new services contract with MONY or a different investment adviser, or other definitive action. During such continuance MONY shall be compensated on a cost-reimbursal basis as provided in this Agreement.

        11. This Agreement may not be amended, in whole or with respect to any Portfolio, without the agreement thereto in writing by Adviser and MONY, and approval for such amendment by (i) the Fund's Board of Directors or a majority of the outstanding shares of the class of capital stock of such Portfolio, and
(ii) a majority of the non-interested directors (as defined in the 1940 Act) of the Fund's Board of Directors.

        12. The parties agree to furnish applicable federal and state regulatory authorities with any information or reports in connection with this Agreement which such authorities may request.

        13. This Agreement is subject to, and is to be interpreted in accordance with, the provisions of the 1940 Act, and the rules and regulations of the Securities and Exchange Commission thereunder, and the laws of the State of New York. As used with respect to the Fund or any of its portfolios, the term "majority of the outstanding shares" means the lesser of (i) 67 percent of the shares represented at a meeting at which more than

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50 percent of the outstanding shares are represented or (ii) more than 50 percent of the outstanding shares.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year above written.

                                    MONY LIFE INSURANCE COMPANY OF AMERICA

                                    By   /s/ Donald T. Rave
                                         ---------------------------------
                                         Donald T. Rave
                                         President


                                    THE MUTUAL LIFE INSURANCE
                                    COMPANY OF NEW YORK

                                     By  /s/ Henry S. Romaine
                                         ---------------------------------
                                         Henry S. Romaine
                                         President

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